Exhibit 99.1

August 2, 2021

Dear Shareholder,

We are pleased to enclose (unless you have direct deposit) your August 2, 2021, dividend of $0.14 per common share. This is a $0.02 per share, or 17%, increase in your dividend. We continue to go through the exercise of balancing the retention of capital to be used for growth and financial stability versus the total return to you, our shareholder. Based on this exercise, we believe an increase was justified. Our stock closed at $22.10 on June 30, 2021.

I am also pleased to report another strong quarter of earnings. We reported net income of $9.2 million, or $0.59 per diluted share, for the second quarter and net income of $19.9 million, or $1.27 per diluted share, for the six months ending June 30, 2021. Our earnings per share for the quarter increased 45.1% compared to the second quarter of 2020 as well as 43.9% compared to the first six months of 2020. This is a direct result of exceptional work from all of our employees and the continued focus on growing and diversifying our revenue streams. For more detail on our financial performance, a copy of the press release announcing our second quarter 2021 results is posted to our corporate website at www.CIVB.com.

During the quarter, we also launched our new Civista Digital Banking platform which provides a better customer experience and enhanced mobile and online banking capabilities. The enhanced product will benefit both consumer and business customers. As part of our new platform, we will also be rolling out online account opening and improving our in-branch account opening process later this year.

The application process for Round 2 of the Paycheck Protection Program (PPP) ended during the second quarter. We made 1,340 loans for $131 million in Round 2. Civista was proud to participate in this program as these loans directly assisted businesses in the communities that we serve. Previously in Round 1, the bank made 2,360 loans for $268 million, so in total we made 3,700 loans totaling $399 million. For complete details regarding PPP forgiveness, please refer to the bank website at www.civista.bank.

All of our branch lobbies are open and operating under normal business hours. We continue to work closely with our customers and invite anyone needing assistance to reach out to your banking officer or local branch for assistance. At Civista, we value relationships and we seek to make a difference in our communities. If you have questions, a call is always welcome.

Sincerely,

Dennis G. Shaffer
CEO and President

Cautionary Statement Regarding Forward-Looking Information Comments made in this letter include “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are subject to numerous assumptions, risks and uncertainties. Although management believes that the expectations reflected in the forward-looking statements are reasonable, actual results or future events could differ, possibly materially, from those anticipated in these forward-looking statements. The forward-looking statements speak only as of the date of this letter, and Civista Bancshares, Inc. assumes no duty to update any forward-looking statements to reflect events or circumstances after the date of this letter, except to the extent required by law.